EXHIBIT 99.1

Gouverneur Bancorp Announces Fiscal 2007 First Quarter Results

Gouverneur, New York, February 5, 2007: Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") the parent holding company for Gouverneur Savings and Loan Association (the "Bank"), today announced the results for the first quarter of fiscal year 2007 ended December 31, 2006.

For the three months ended December 31, 2006 the Company reported net income of $216,000, or $0.09 per diluted share, representing a decrease of $79,000, or
26.8 %, over last year's net income of $295,000, or $0.13 per diluted share. The annualized return on average assets and the return on average equity decreased to 0.66% and 4.28% for the three months ended December 31, 2006 from 0.96% and 6.26%, respectively, for the three months ended December 31, 2005.

Total assets grew $2.1 million, or 1.6% from $130.1 million to $132.2 million during the first three months of fiscal 2007, while net loans increased $1.8 million, or 1.7%, to reach $107.4 million over the same period.

Commenting on the quarter's results, Mr. Richard F. Bennett, the Company's President and Chief Executive Officer, said, "Growth of our balance sheet and loan portfolio over the past several years, particularly in mortgage loans, allowed us take advantage of the low cost of funds while available. With interest rates higher and spread lower, we may not grow the loan portfolio at a rate sufficient to compensate for the decrease in interest rate spread for several reasons: 1) the initial spread between loan rates and borrowing rates may not provide enough cushion for loan arbitrage opportunities, 2) most of our current borrowing capacity is being reserved for liquidity purposes and 3) we need to re-build the investment portfolio, as that portfolio can provide both liquidity and call protection on assets in the event that rates decline. Even though the Fed has paused from raising interest rates, we will likely continue to see compression in spread as deposits and borrowings mature and reprice to the current yield curve, which has shifted upward in relation to when the liabilities were originated. At the same time, our past growth helps to reduce our exposure to the margin contraction. The current interest rate environment will present challenges to us over the coming months."

Residential mortgage loans increased by $2.5 million, while other consumer loans decreased by $0.7 million and commercial loans remained the same from September 30, 2006 to December 31, 2006.

Net interest income decreased by $49,000, or 4.5%, from $1,096,000 for the quarter ended December 31, 2005 to $1,047,000 for the quarter ended December 31, 2006. Interest income increased $171,000, or 9.4%, while interest expense increased $220,000, or 30.3% over the same period. Non-interest income decreased $28,000, or 15.8% to $149,000 for the quarter ended December 31, 2006 compared to $177,000 for the quarter ended December 31, 2005. In last year's quarter, we recognized $32,000 in income on foreclosed assets, net, against none for this year's quarter.

Non-interest expense increased by $60,000 from the first quarter of fiscal 2006 to the first quarter of fiscal 2007, as salaries and employee benefits and directors' fees increased by $46,000 and $9,000, respectively. The costs of health insurance increased by $26,000 over last year's quarter mainly due to a

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$20,000 reduction in last year's expense related to the reversal of previously accrued expense caused by a change in the health insurance plan. Directors' fees increased $14,000 due to an increase in the value of the deferred directors fees plan assets this year.

Non-performing loans and non-accrual loans were $821,000 at December 31, 2006, compared to $616,000 at December 31, 2005. The loan loss provision was $15,000 and net charge-offs were $32,000 for the quarter ended December 31, 2006. The allowance for loan losses was $931,000, or 0.87% of total loans outstanding at December 31, 2006 as compared to $873,000, or 0.86% at December 31, 2005.

Deposits increased $0.9 million, or 1.2%, to $73.4 million at December 31, 2006 from $72.5 million at September 30, 2006. Advances from the Federal Home Loan Bank of New York ("FHLB") increased from $35.3 million at September 30, 2006 to $35.8 million at December 31, 2006.

Shareholders' equity was $20.2 million at December 31, 2006, an increase of 1.5% over the September 30, 2006 balance of $19.9 million. The book value of Gouverneur Bancorp, Inc. was $8.77 per common share based on 2,297,759 shares outstanding at December 31, 2006.

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.


Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.

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